Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

Valley Bancorp, Inc.

Hunt Valley, Maryland

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to the Form S-1 of Bradford Bancorp, Inc. and the applications on Amendment No. 1 to the Form A-C and Amendment No. 1 to the Form H-(e) 1-S of our report dated November 8, 2006, relating to the consolidated financial statements of Valley Bancorp, Inc. as of  September 30, 2006 and 2005 and for the two years then ended, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Baltimore, Maryland

July 25, 2007